Exhibit 10.74

CHALONE WINE GROUP, LTD.

CHANGE OF CONTROL SEVERANCE AGREEMENT

     This Change of Control Severance Agreement (the “Agreement”) is made and entered into by and between Alan Drage (the “Employee”) and Chalone Wine Group, Ltd. (the “Company”), effective as of the latest date set forth by the signatures of the parties hereto below (the “Effective Date”).

R E C I T A L S

     A. It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change of control. The Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to the Employee and can cause the Employee to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication and objectivity of the Employee, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company.

     B. The Board believes that it is in the best interests of the Company and its shareholders to provide the Employee with an incentive to continue his employment and to motivate the Employee to maximize the value of the Company upon a Change of Control for the benefit of its shareholders.

     C. The Board believes that it is imperative to provide the Employee with severance benefits upon the Employee’s termination of employment following a Change of Control that provides the Employee with enhanced financial security and provides incentive and encouragement to the Employee to remain with the Company notwithstanding the possibility of a Change of Control.

     D. Certain capitalized terms used in the Agreement are defined in Section 6 below.

     The parties hereto agree as follows:

     1. Term of Agreement. This Agreement shall terminate upon the date that all obligations of the parties hereto with respect to this Agreement have been satisfied.

     2. At-Will Employment. The Company and the Employee acknowledge that the Employee’s employment is and shall continue to be “at-will,” as defined under applicable law. If the Employee’s employment terminates for any lawful reason, including (without limitation) any termination prior to a Change of Control, the Employee shall not be entitled to any contractual payments, benefits, damages, awards or compensation other than as provided by this Agreement, or as may otherwise be available in accordance with the Company’s established employee plans or pursuant to other written agreements with the Company.

     3. Change of Control Severance Benefits.

          (a) Involuntary Termination other than for Cause, Death or Disability or Voluntary Termination for Good Reason Following A Change of Control. If, within twelve (12) months following a Change of Control, Employee’s employment is terminated involuntarily by the Company other than for Cause, death or Disability or by the Employee pursuant to a Voluntary Termination for Good Reason, then the Company shall provide the Employee with the benefits as set forth below:

               (i) Cash Award. On the date of such involuntary termination by the Company other than for Cause, death or Disability or on Employee’s Voluntary Termination for Good Reason, Employee shall be entitled to receive a lump sum payment in the amount of one hundred percent (100%) of Employee’s annual base salary as in effect immediately prior to such termination, in addition to any other earned but unpaid base salary or vacation pay due through the date of such termination. The foregoing payment shall replace and be in lieu of any other severance benefit to which Employee would otherwise be entitled following a Change of Control.

               (ii) Acceleration of Equity Awards. On the date such involuntary termination by the Company other than for Cause, death or Disability or on Employee’s Voluntary Termination for Good Reason occurs, (AA) the outstanding and unvested options to purchase the common stock of the Company granted under any equity plan of the Company, (BB) any restricted stock and (CC) any other equity awards then held by Employee shall be accelerated in full, and thereafter all such options, restricted stock and other equity awards shall be immediately vested and exercisable for such period of time following termination as provided for by the specific agreements governing each such award.

               (iii) Benefits Continuation. For the period beginning on the date of such involuntary termination by the Company other than for Cause, death or Disability or Employee’s Voluntary Termination for Good Reason occurs and ending on the earlier of (AA) the date which is one (1) year following the date of such termination or (BB) the date upon which Employee commences receiving generally comparable medical benefits and life insurance coverage through employment elsewhere, the Company shall pay for and provide Employee and Employee’s dependents with the same medical benefits and life insurance coverage to which Employee would have been entitled had Employee remained continuously employed by the Company during such period. At the termination of the benefits coverage due to the occurrence of the event described in subsection (AA) of this paragraph (iii), Employee and Employee’s dependents shall be entitled to continuation coverage pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), Sections 601-608 of the Employee Retirement Income Security Act of 1974, as amended, and under any other applicable law, to the extent required by such laws, as if Employee had terminated employment with the Company on the date such benefits coverage terminates.

          (b) Voluntary Resignation; Termination For Cause. If the Employee’s employment terminates by reason of the Employee’s voluntary resignation (and is not a Voluntary Termination for Good Reason), or if the Employee is terminated for Cause, then the Employee shall not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing severance and benefits plans or pursuant to other written agreements with the Company.

          (c) Disability; Death. If the Employee’s employment with the Company terminates as a result of the Employee’s Disability, or if the Employee’s employment is terminated due to the death of the Employee, then the Employee shall not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing severance and benefits plans or pursuant to other written agreements with the Company.

          (d) Termination Apart from Change of Control. In the event the Employee’s employment is terminated for any reason not related to a Change of Control prior to the occurrence of a Change of Control, or for any reason after the twelve (12) month period following a Change of Control, then the Employee shall be entitled to receive severance and any other benefits only as may then be established under the Company’s existing severance and benefits plans or pursuant to other written agreements with the Company.

     6. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

          (a) Cause. “Cause” shall mean (i) an act of personal dishonesty taken by the Employee in connection with his responsibilities as an employee and intended to result in substantial personal enrichment of the Employee, (ii) the Employee’s conviction of, or plea of guilty or no contest to, any felony, (iii) a willful act by the Employee which constitutes gross misconduct and which is injurious to the Company, (iv) following delivery to the Employee of a written demand for performance from the Company which describes the basis for the Company’s reasonable belief that the Employee has not substantially performed his duties, continued violations by the Employee of the Employee’s obligations to the Company that are demonstrably willful and deliberate on the Employee’s part.

          (b) Change of Control. “Change of Control” means the occurrence of any of the following events:

                    (1) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities;

                    (2) A change in the composition of the Board of Directors of the Company occurring within a thirty-six (36) month period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either

(A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board of Directors of the Company with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual not otherwise an Incumbent Director whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

                    (3) The approval by shareholders of the Company of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the approval by the shareholders of the Company of a plan of complete liquidation of the Company or an agreement for the sale or disposition by Company of all or substantially all the Company’s assets.

          (c) Disability. “Disability” shall mean that the Employee has been unable to perform his Company duties as the result of his incapacity due to physical or mental illness, and such inability, at least 26 weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Employee or the Employee’s legal representative (such Agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least thirty (30) days’ written notice by the Company of its intention to terminate the Employee’s employment. In the event that the Employee resumes the performance of substantially all of his duties hereunder before the termination of his employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.

          (d) Voluntary Termination for Good Reason. “Voluntary Termination for Good Reason” shall mean the Employee voluntarily resigns after the occurrence of any of the following (i) without the Employee’s express written consent, a material reduction of the Employee’s duties, title, authority or responsibilities; provided, however, that a reduction in duties, title, authority or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (e.g., when the Chief Financial Officer of the Company remains as such following a Change of Control and is not made the Chief Financial Officer of the acquiring corporation) shall not by itself constitute grounds for a “Voluntary Termination for Good Reason;” (ii) without the Employee’s express written consent a reduction in the base salary of the Employee greater than ten percent (10%); (iii) the relocation of the Employee to a facility or a location more than forty-five (45) miles from the Employee’s then present location of employment; (iv) the failure of the Company to obtain the assumption of this agreement by any successors contemplated in Section 7(a) below.

     7. Successors.

          (a) Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 7(a) or which becomes bound by the terms of this Agreement by operation of law.

          (b) Employee’s Successors. The terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

     8. Notice.

          (a) General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or one day following mailing via Federal Express or similar overnight courier service. In the case of the Employee, mailed notices shall be addressed to the Employee at the Employee’s home address that the Company has on file for the Employee. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

          (b) Notice of Termination. Any termination by the Company for Cause or by the Employee pursuant to a Voluntary Termination for Good Reason shall be communicated by a notice of termination to the other party hereto given in accordance with Section 8(a) of this Agreement. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date (which shall be not more than thirty (30) days after the giving of such notice). The failure by the Employee to include in the notice any fact or circumstance that contributes to a showing of Voluntary Termination for Good Reason shall not waive any right of the Employee hereunder or preclude the Employee from asserting such fact or circumstance in enforcing his rights hereunder.

     9. Confidentiality; Non-Solicitation.

          (a) Confidentiality. While the Employee is employed by the Company, and thereafter while the Employee receives severance benefits hereunder, the Employee shall not directly or indirectly disclose or make available to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, any Confidential Information (as defined below). Upon termination of the Employee’s employment with the Company, all Confidential Information in the Employee’s possession that is in written or other tangible form (together with all copies or duplicates thereof, including computer files) shall be returned to the Company and shall not be retained by the Employee or furnished to any third party, in any form except as provided herein; provided, however, that the Employee shall not be obligated to treat as confidential, or return to the Company copies of any Confidential Information that (i) was publicly known at the time of disclosure to the Employee, (ii) becomes publicly known or available thereafter other than by any means in violation of this

Agreement or any other duty owed to the Company by any person or entity, or (iii) is lawfully disclosed by the Employee by a third party. For purposes of this Agreement, the term “Confidential Information” shall mean information disclosed to the Employee or known by the Employee as a consequence of or through his or her relationship with the Company, about the customers, employees, business methods, public relations methods, organization, procedures or finances, including, without limitation, information of or relating to customer lists, of the Company and its affiliates.

          (b) Non-Solicitation. In addition to each Employee’s obligations under the Proprietary Information Agreement, the Employee shall not for a period of one (1) year following the Employee’s termination of employment for any reason, either on the Employee’s own account or jointly with or as a manager, agent, officer, employee, consultant, partner, joint venturer, owner or shareholder or otherwise on behalf of any other person, firm or corporation, directly or indirectly solicit or attempt to solicit away from the Company any of its officers or key employees; provided, however, that a general advertisement to which an employee of the Company responds shall in no event be deemed to result in a breach of this Section 9(b).

          (c) Survival of Provisions. The provisions of this Section 9 shall survive the termination or expiration of the applicable Employee’s employment with the Company and shall be fully enforceable thereafter. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 9 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

     10. Arbitration and Equitable Relief.

          (a) Except as provided in Section 10(d) below, the Employee and the Company agree that to the extent permitted by law, any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof will be settled by arbitration to be held in the County of Napa, California, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the “Rules”). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator will be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.

          (b) The arbitrator will apply California law to the merits of any dispute or claim, without reference to rules of conflict of law. The Employee hereby expressly consent to the personal jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this Agreement and/or relating to any arbitration in which the parties are participants.

          (a) The Company will pay the direct costs and expenses of the arbitration. The Company and the Employee are responsible for any attorneys’ fees incurred in connection with enforcing this Agreement.

          (b) The Company and the Employee may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary to enforce the provisions of this Agreement, without breach of this arbitration agreement and without abridgement of the powers of the arbitrator.

     The Employee understands that nothing in this Section 10 modifies the Employee’s “at-will” employment status with the Company. Either the Company the Employee can terminate the employment relationship at any time, with or without cause.

     THE EMPLOYEE HAS READ AND UNDERSTOOD THIS SECTION 10, WHICH DISCUSSES ARBITRATION. THE EMPLOYEE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, THE EMPLOYEE AGREES TO THE EXTENT PERMITTED BY LAW, TO SUBMIT ANY FUTURE CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH, OR TERMINATION THEREOF TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF THE EMPLOYEE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EXECUTIVE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, THE FOLLOWING CLAIMS:

               (i) EMPLOYMENT; BREACH OF CONTRACT, BOTH EXPRESS AND IMPLIED; BREACH OF THE COVENANT OF GOOD FAITH AND FAIR DEALING, BOTH EXPRESS AND IMPLIED; NEGLIGENT OR INTENTIONAL INFLICTION OF EMOTIONAL DISTRESS; NEGLIGENT OR INTENTIONAL MISREPRESENTATION; NEGLIGENT OR INTENTIONAL INTERFERENCE WITH CONTRACT OR PROSPECTIVE ECONOMIC ADVANTAGE; AND DEFAMATION;

               (ii) ANY AND ALL CLAIMS FOR VIOLATION OF ANY FEDERAL STATE OR MUNICIPAL STATUTE, INCLUDING, BUT NOT LIMITED TO, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE FAIR LABOR STANDARDS ACT, AND ANY LAW OF ANY STATE; AND

               (iii) ANY AND ALL CLAIMS ARISING OUT OF ANY OTHER LAWS AND REGULATIONS RELATING TO EMPLOYMENT OR EMPLOYMENT DISCRIMINATION.

     11. Miscellaneous Provisions.

          (a) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

          (b) Whole Agreement. No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement and the Proprietary Information Agreement represent the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior arrangements and understandings regarding same.

          (c) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.

          (d) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

          (e) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

     IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

CHALONE WINE GROUP, LTD.

By:	/s/ Tom Selfridge

Title: President and CEO

Date: August 22, 2004

ALAN DRAGE

/s/ Alan Drage

Signature

Alan Drage

Print Name

Date: August 22, 2004